 Exhibit 10.21

FORM OF TRANSACTION BONUS RSU AWARD AGREEMENT

Shapeways Holdings, Inc.
2021 Equity Incentive Plan
Notice of Restricted Stock Unit Award

You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one Common Share of Shapeways Holdings, Inc. (the “Company”), on the following terms:

Name of Recipient:	«Name»

Total Number of RSUs Granted:	«TotalRSUs»

Date of Grant:	«DateGrant»

Vested Status:	The RSUs are fully vested as of the Date of Grant.

You and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (including, if applicable, the Appendix for Non-U.S. Participants), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan or the Restricted Stock Unit Agreement, as applicable.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs or the Plan, and all documents that the Company is required to deliver to shareholders (including annual reports and proxy statements), by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.

You further agree to comply with the Company’s Insider Trading Policy, as in effect from time to time, when selling common shares.

Shapeways Holdings, Inc.
2021 Equity Incentive Plan

Restricted Stock Unit Agreement

1. Grant of RSUs

Subject to all of the terms and conditions set forth in the Shapeways Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award (the “Grant Notice”), and this Restricted Stock Unit Agreement (the “Agreement”), the Company has granted to you the number of RSUs set forth in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan, as applicable.

2. Nature of RSUs	Your RSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares on a future date, subject to the terms and conditions of this Agreement, the Grant Notice and the Plan. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

3. Vested Status	The RSUs are fully vested as of the Date of Grant.

4. Settlement of RSUs

(a) Each vested RSU shall be settled no later than the 74th day following the Date of Grant, and in any event within the “short-term deferral period” as defined under Code Section 409A. In no event will you be permitted, directly or indirectly, to specify the taxable year of settlement of any RSUs subject to this award.

(b) At the time of settlement, you will receive one Common Share for each vested RSU (plus payment of any dividend equivalents pursuant to Section 6).

5. Section 409A	These RSUs are intended to be exempt from the application of Code Section 409A pursuant to the “short-term deferral” exemption under Treasury Regulation Section 1.409A-1(b)(4), and this Agreement and the Grant Notice shall be administered and interpreted in a manner that complies with such exemption.

6. No Voting Rights; Dividend Equivalents	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Common Shares. Each of your RSUs shall be credited with dividend equivalents, which shall be withheld by the Company for your account. Dividend equivalents credited to your account and attributable to an RSU shall be distributed (without interest) to you at the same time as the underlying Common Share is delivered upon settlement of such RSU. Dividend equivalents may be payable, in the discretion of the Company, (x) in cash, (y) in Common Shares with a Fair Market Value as of the date the RSUs are settled equal to the dividend equivalents, or (z) in an adjustment to the underlying number of Common Shares subject to the RSUs.

7. RSUs Nontransferable	The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by you other than by will or by the laws of descent and distribution, to your family members, a trust or entity established by you for estate planning purposes, a charitable organization designated by you, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan; provided, that in case of any such permitted transfer, (i) the clawback provisions shall continue to relate to your Service and any termination thereof and (ii) such transfer shall be subject to such advance notice and other rules and requirements as determined by the Administrator in its sole discretion. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your RSUs in any way.

8. Beneficiary Designation	You may dispose of your RSUs in a written beneficiary designation if authorized by the Company and to the extent such beneficiary designation is valid under applicable law. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you do not file any beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested RSUs that you hold at the time of your death.

9. Withholding Taxes

(a) Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vested status of the RSUs, the issuance of Common Shares in respect of the RSUs, the subsequent sale of Common Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) No Common Shares will be distributed to you pursuant to the RSUs unless you have made arrangements satisfactory to the Company and/or the Employer for the payment of any Tax-Related Items that the Company and/or the Employer determine must be withheld. In this regard, you authorize the Company to satisfy your Tax-Related Items by one or a combination of the following, as determined by the Administrator.

•     Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer;

•      Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the RSUs are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale;

•      Withholding Common Shares that would otherwise be issued to you when the RSUs are settled equal in value to the Tax-Related Items. The fair market value of the withheld Common Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items; or

•     Any other means approved by the Administrator.

(c) You agree to pay to the Company in cash any amount of Tax-Related Items that the Company does not elect to satisfy by the means described above. To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable RSUs (and related underlying Common Shares and any related dividend equivalents).

10. Restrictions on Issuance

(a) The Company will not issue any Common Shares to you if the issuance of Common Shares at that time would violate any law or regulation.

(b) Notwithstanding any other provision in the Plan, the Grant Notice or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares, the Company shall not be required to issue any Common Shares to you prior to the completion of any registration or qualification of the Common Shares under any federal, state, local or foreign securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any federal, state, local or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.

11. Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

12. No Retention Rights	Neither your award nor any documentation related thereto (including this Agreement, the Grant Notice and the Plan) gives you the right to be retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

13. Adjustments	In the event of a stock split, stock dividend, reorganization and recapitalization or a similar change in Company stock, the number of your RSUs will be adjusted pursuant to the Plan.

14. Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your RSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your RSUs from Code Section 409A or (b) comply with Code Section 409A.

15. No Fractional Shares	No fractional Common Shares will be issued upon settlement. In lieu of issuing a fractional Common Share resulting from an adjustment of the RSUs pursuant to the Plan or otherwise, the Company shall be entitled to pay to you a cash amount equal to the Fair Market Value of such fractional Common Share.

16. Recoupment Policy	This award, and the Common Shares acquired upon settlement of this award, shall be subject to recoupment or clawback under any Company policy in effect from time to time, or to the extent required by applicable law in effect at the relevant time (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted.

17. Amendment and Waiver

(a) The Administrator, at any time, and from time to time, may amend the terms of the Grant Notice or this Agreement; provided, however, that your rights shall not be materially and adversely affected without your written consent.

(b) Any right of the Company contained in the Grant Notice or this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of the Grant Notice or this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

18. Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial

This Agreement and the Grant Notice will be interpreted and enforced under the laws of the State of Delaware without regard to its choice-of-law provisions or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

You and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in a Delaware state or a federal court sitting in Wilmington, Delaware, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN, THE GRANT NOTICE OR THIS AGREEMENT.

19. Successors; Interpretation	The terms of the Grant Notice and this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of you and your beneficiaries, executors, administrators, heirs and successors. The invalidity or unenforceability of any provision of this Agreement (or the Grant Notice, as applicable) shall not affect the validity or enforceability of any other provision of this Agreement (or the Grant Notice, as applicable), and each other provision of this Agreement (or the Grant Notice, as applicable) shall be severable and enforceable to the extent permitted by law. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of the Grant Notice or this Agreement. Pronouns and other words of gender shall be read as gender-neutral. Words importing the plural shall include the singular and the singular shall include the plural. Each of the Grant Notice and this Agreement may be entered into in counterparts.

20. The Plan and Other Agreements

(a) The text of the Plan is incorporated in this Agreement by reference. The Administrator shall have final authority to interpret and construe the Plan, the Grant Notice and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon you and all other persons in respect of any questions arising under the Plan, the Grant Notice or this Agreement.

(b) The Plan, this Agreement (including, if applicable, any Appendix for Non-U.S. Participants) and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

(c) Notwithstanding any provisions in the Grant Notice or this Agreement, if you are located outside of the United States, the RSUs shall be subject to any special terms, conditions or notifications for your country set forth in the attached Appendix for Non-U.S. Participants, which shall constitute part of this Agreement. Moreover, if you relocate to one of the countries included in such Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.